Filed pursuant to Rule 433(d)

Registration No. 333-249044

Dated July 7, 2021

FINAL TERM SHEET

Issuer:	PacifiCorp

Security Type:	First Mortgage Bonds due 2052

Legal Format:	SEC Registered

Principal Amount:	$1,000,000,000 in aggregate principal amount

Coupon:	2.900%

Interest Payment Dates:	Semi-annually on December 15 and June 15, commencing on December 15, 2021

Record Dates:	December 1 and June 1

Trade Date:	July 7, 2021

Settlement Date:	July 9, 2021 (T+2)

Maturity:	June 15, 2052

Treasury Benchmark:	1.875% due February 15, 2051

US Treasury Spot:	98-04+

US Treasury Yield:	1.958%

Spread to Treasury:	+98 basis points

Re-offer Yield:	2.938%

Price to Public (Issue Price):	99.233% of principal amount

Expected Ratings*:	A1 by Moody’s Investors Service, Inc. A+ by S&P Global Ratings

Optional Redemption:	Prior to December 15, 2051, Make Whole Call at T+15 basis points. On or after December 15, 2051, 100% of the principal amount plus accrued and unpaid interest

Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BMO Capital Markets Corp., MUFG Securities Americas Inc., PNC Capital Markets LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, BofA Securities, Inc., U.S. Bancorp Investments, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC, CIBC World Markets Corp., KeyBanc Capital Markets Inc., nabSecurities, LLC, Santander Investment Securities Inc., Truist Securities, Inc.

CUSIP / ISIN:	695114 CY2 / US695114CY24

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets Corp. at 1-800-414-3627, MUFG Securities Americas Inc. at 1-877-649-6848, PNC Capital Markets LLC at 855-881-0697, SMBC Nikko Securities America, Inc. at 1-888-868-6856, or TD Securities (USA) LLC at 1-855-495-9846.